UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2007

EXPRESSJET HOLDINGS, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-31300 (Commission File Number)	76-0517977 (IRS Employer Identification No.)

700 North Sam Houston Parkway West, Suite 200 Houston, Texas (Address of principal executive offices)		77067 (Zip Code)

832-353-1000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2007 Stock Incentive Plan

            On February 20, 2007, our Board approved the ExpressJet Holdings, Inc. 2007 Stock Incentive Plan (the “Plan”) and directed that the Plan be submitted to our stockholders for approval at the 2007 annual stockholders meeting.

            The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan, which will be attached as an Appendix to our 2007 proxy statement.

            The Plan is designed to provide a tool for us to attract and retain employees, directors, consultants and/or advisors who are expected to contribute to our long-term success by aligning their interests with those of our stockholders.  To accomplish this purpose, the Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock unit awards, other share-based awards and performance awards.

            The maximum number of shares of our common stock that may be issued under the Plan is 6,250,000 shares.  The Plan limits the combined number of stock options and stock appreciation rights that may be received within any 36-month period to 1,500,000.  In addition, the Plan is intended to comply with Internal Revenue Code section 162(m) by limiting the number of shares of restricted stock, restricted stock units, performance awards and/or other share-based awards to no more than 750,000 in any 36-month period and limiting performance awards denominated in cash to $3,000,000 in any 12-month period.

            The total number of shares of common stock available for future awards under the Plan will be reduced by one share for each one share issued in connection with any award.  Furthermore, if shares subject to an award are forfeited, expire or otherwise terminate without being issued, or any award is settled for cash or does not otherwise result in the issuance of all or a portion of the shares subject to such award, such shares shall again be available for issuance under the Plan.  The shares to be delivered under the Plan may consist of, in whole or in part, authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise.

In addition, the Plan:
	·	prohibits stock option repricing without prior stockholder approval;
	·	prohibits the issuance of stock options or stock appreciation rights with an exercise price below the fair market value of our shares on the grant date;
	·	sets minimum vesting periods and establishes maximum terms for certain types of awards;
	·	establishes minimum and maximum performance periods for performance-based awards;
·

provides that if an award under the Plan expires, is cancelled, exercised, paid or terminates without the delivery of shares, then the shares covered by such award, to the extent of such expiration, cancellation, exercise, payment or termination, shall again be shares with respect to which awards under the Plan may be granted;

	·	meets the requirements of, and facilitates compliance with, section 409A of the Internal Revenue Code; and
	·	permits the grant of substitute awards to comply with terms and conditions of existing awards or obligations under another company’s plan in the event we acquire or combine with such a company;

            All employees and directors are eligible to receive awards under the Plan.  The determination of the recipient, terms and conditions of each award will be made by the board’s Human Resources Committee (the “Committee”), subject to certain restrictions in the Plan.  The determinations made by the Committee will be binding on the parties.  All awards will be evidenced by a written agreement and the terms, conditions and/or restrictions contained in an award may differ from the terms, conditions and/or restrictions contained in any other award.

2007 Salary Increases for Certain Named Executive Officers

            On February 20, 2007, the Committee of our Board determined to provide merit-based increases to our executive officers in connection with increases provided to our other employees.  As part of this salary determination Chief Executive Officer James Ream’s salary was increased 10% to $352,000, Chief Financial Officer Frederick Cromer’s salary was increased 4.5% to $250,000; and General Counsel Scott Peterson’s salary was increased 3.5% to $200,000.  The increases are the first changes to the executives’ salaries since 2005 when Mr. Ream’s salary was reduced 20% and the salaries of Messrs. Cromer and Peterson were reduced 8%.  The increases are effective beginning March 1, 2007.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EXPRESSJET HOLDINGS, INC. (Registrant)
Date: February 26, 2007	/s/ Frederick S. Cromer
Frederick S. Cromer Vice President and Chief Financial Officer